Exhibit 77(d)

                POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

On February 26, 2002, the Board of Directors of the Registrant adopted, on behalf of the ING High Yield Opportunity Fund, and in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, an investment policy to invest at least 80% of the ING High Yield Opportunity Fund's assets in the type of investment suggested by its name, and to give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.